EXHIBIT 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of December 16, 2015, to the Indenture dated as of October 7, 2010 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”) between UIL Holdings Corporation, a Connecticut Corporation (the “Predecessor Company”), Green Merger Sub, Inc., a Connecticut corporation (the “Successor Company”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Predecessor Company and the Trustee have heretofore executed and delivered the Base Indenture to provide for the issuance of the Predecessor Company’s unsecured senior debt securities to be issued from time to time in one or more series as might be determined by the Predecessor Company under the Indenture;

WHEREAS, the Predecessor Company and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of October 7, 2010 (the “First Supplemental Indenture”), pursuant to which the Predecessor Company issued its 4.625% Notes due 2020, in the aggregate principal amount of $450,000,000 (the “2010 Notes”);

WHEREAS, the Predecessor Company is merging with and into the Successor Company as of December , 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 25, 2015, by and among the Predecessor Company, Iberdrola USA, Inc., a New York corporation, and the Successor Company (the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Predecessor Company will merge with and into the Successor Company with the Successor Company surviving such merger (the “Merger”);

WHEREAS, pursuant to Section 5.01 of the Base Indenture, a successor to the Predecessor Company may assume, by a supplemental indenture, all of the obligations of the Predecessor Company under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Predecessor Company and the Trustee may supplement the Indenture without notice to or the consent of any Holder of the 2010 Notes to evidence the succession of another Person to the Predecessor Company as provided in Article 5 of the Base Indenture;

WHEREAS, the Predecessor Company and the Successor Company have determined to enter into, and have requested the Trustee to execute, this Second Supplemental Indenture for the purpose of confirming that the Successor Company, as successor in the Merger, shall assume the obligations of the Predecessor Company under the Indenture and the 2010 Notes, as provided in Section 5.01 of the Base Indenture;

WHEREAS, the Predecessor Company has delivered to the Trustee an Officers’ Certificate as well as an Opinion of Counsel as required by Sections 5.01, 9.05 and 10.03 of the Base Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the charter documents of the Predecessor Company and the Successor Company to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Predecessor Company, the Successor Company and the Trustee hereby agree as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

Section 1.01. Second Supplemental Indenture. This Second Supplemental Indenture is supplemental to, and is entered into pursuant to Section 5.01 of the Base Indenture and in accordance with Section 9.01 of the Base Indenture, and except as expressly modified, amended or supplemented by this Second Supplemental Indenture, all the terms, conditions and provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require, all terms which are defined in the Indenture shall have the same meanings, respectively, in this Second Supplemental Indenture as such terms are given in the Indenture.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

Section 2.01 Assumption of Obligations under Indenture and 2010 Notes. (a) Pursuant to Section 5.01 of the Base Indenture, the Successor Company, as successor in the Merger, hereby expressly assumes all of the obligations of the Predecessor Company under all of the Securities issued pursuant to the Indenture (including the 2010 Notes) and under the Indenture.

(b) Pursuant to Section 5.02 of the Base Indenture, the Successor Company succeeds to, is substituted, for and may exercise every right and power of, the Predecessor Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the “Company.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effective Date. This Second Supplemental Indenture shall become effective as of the Effective Time (as defined in the Merger Agreement) on the date that the Successor Company notifies the Trustee in writing that the Effective Time has occurred.

Section 3.02. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

Section 3.03. Acceptance. The Trustee accepts the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Predecessor Company, the Successor Company or in respect of the recitals contained herein, all of which are made solely by the Predecessor Company and the Successor Company. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the 2010 Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.04. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Successor Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.05. Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.06. Governing Law. This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.07. Incorporation into Indenture. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.08. No Benefit. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the 2010 Notes, any benefit or legal or equitable rights, remedy or claim under this Second Supplemental Indenture, the Indenture or the 2010 Notes.

Section 3.09. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Supplemental Indenture may refer to the Indenture without making specific reference to this Second Supplemental Indenture, but nevertheless all such references shall include this Second Supplemental Indenture unless the context requires otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

UIL Holdings Corporation

By:	/s/ Richard J. Nicholas
Name: Richard J. Nicholas
Title: Executive Vice President
and Chief Financial Officer

Green Merger Sub, Inc.

By:	/s/ Ignacio Estella
Name: Ignacio Estella
Title: President

The Bank of New York Mellon,
as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President